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                                                                      Exhibit 21

                                  Subsidiaries:

         Intelligroup Asia Private, Ltd., a corporation formed pursuant to the laws of India and 99.8% owned and wholly-controlled subsidiary of Intelligroup, Inc.

         Empower, Inc., a Michigan corporation and a wholly-owned subsidiary of Intelligroup, Inc.

         Intelligroup Europe Limited, a corporation formed pursuant to the laws of the United Kingdom and a wholly-owned subsidiary of Intelligroup, Inc.

                  CPI Resources, a corporation formed pursuant to the laws of the United Kingdom and a wholly-owned subsidiary of Intelligroup Europe Limited.

                  CPI Consulting Limited, a corporation formed pursuant to the laws of the United Kingdom and 70% owned by CPI Resources and 30% owned by Intelligroup Europe Limited.

         Intelligroup Japan, Ltd., a corporation formed pursuant to the laws of Japan and a wholly-owned subsidiary of Intelligroup, Inc.

         Intelligroup Nordic AB, a corporation formed pursuant to the laws of Sweden and a wholly-owned subsidiary of Intelligroup, Inc.

         Intelligroup Nordic A/S, a corporation formed pursuant to the laws of Denmark and a wholly-owned subsidiary of Intelligroup, Inc.

         Intelligroup de Venezuela, C.A., a corporation formed pursuant to the laws of Venezuela and wholly-owned subsidiary of Intelligroup, Inc.